As filed with the Securities and Exchange Commission on April 7, 2015

Registration No. 333-199498

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Corindus Vascular Robotics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3841	30-0687898
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

309 Waverley Oaks Road, Suite 105

Waltham, MA 02452

(508) 653-3335

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Handler

Chief Executive Officer

Corindus Vascular Robotics, Inc.

309 Waverley Oaks Road, Suite 105

Waltham, MA 02452

(508) 653-3335

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Long Chief Financial Officer Corindus Vascular Robotics, Inc. 309 Waverley Oaks Road, Suite 105 Waltham, MA 02452 (508) 653-3335	Mark J. Mihanovic Richard B. Smith McDermott Will & Emery LLP 275 Middlefield Rd., Suite 100 Menlo Park, CA 94025 (650) 815-7438

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-199498) (the “Registration Statement”) of Corindus Vascular Robotics, Inc. (the “Company”) is being filed in order to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission (the “SEC”) on January 14, 2015, to include the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that was filed with the SEC on March 30, 2015.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information by referring to those documents. The information incorporated by reference is considered part of the Registration Statement and of the prospectus which is part of the Registration Statement. The Company is incorporating by reference into the Registration Statement and the prospectus the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Annual Report”) filed with the SEC on March 30, 2015.

The Registration Statement contains more information than the prospectus regarding us and our common stock, including certain exhibits and schedules. Upon request, we will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus contained in the Registration Statement but not delivered with the prospectus.

You may request a copy of these filings at no cost by writing or telephoning our corporate secretary at the following address and number: Corindus Vascular Robotics, Inc., 309 Waverley Oaks Road, Suite 105, Waltham, MA 02452, telephone (508) 653-3335. You may also visit our website at www.corindus.com.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

EXPERTS

The consolidated financial statements of Corindus Vascular Robots, Inc. appearing in Corindus Vascular Robotics, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses that are payable by us in connection with the shares of our Common Stock registered under this registration statement. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$4,462
Printing expenses	2,000
Legal fees and expenses	45,000
Accounting fees and expenses	50,000
Miscellaneous fees and expenses	2,500

Total	$103,962

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

Our Articles of Incorporation and Bylaws provide that we may indemnify to the full extent of its power to do so, all directors, officers, employees, and/or agents. Insofar as indemnification by our company for liabilities arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions or otherwise, we are aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have entered into an indemnification agreement with Gerard Winkels, one of our directors, which provides for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by him in his capacity as a director of the company in any action or proceeding.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, we sold the following securities, which were not registered under the Securities Act of 1933.

Issuance and Exchange of Corindus Series D Convertible Redeemable Preferred Stock

On January 21, 2011, Corindus, Inc. entered into a Series D Preferred Stock Purchase Agreement with Koninklijke Philips N.V. and sold 378,224 shares of Series D Convertible Redeemable Preferred Stock (the “Series D Stock”) for $21.15 per share, or an aggregate of $8.0 million (or 9,456,382 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Corindus Series D-1 Convertible Redeemable Preferred Stock

On October 7, 2011, Corindus, Inc. entered into a Series D-1 Preferred Stock Purchase Agreement and sold 173,146 shares of Series D-1 Convertible Redeemable Preferred Stock (the “Series D-1 Stock”) for $28.88 per share, or an aggregate of $5.0 million (or 4,329,008 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Corindus Series D-2 Convertible Redeemable Preferred Stock

On February 28, 2012, Corindus, Inc. entered into a Series D-2 Preferred Stock Purchase Agreement and sold 160,778 shares of Series D-2 Convertible Redeemable Preferred Stock (the “Series D-2 Stock”) for $31.10 per share, or an aggregate of $5.0 million (or 4,019,782 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Corindus Series E Convertible Preferred Stock

On October 12, 2012, Corindus, Inc. entered into a Series E Preferred Stock Purchase Agreement and sold 897,185 shares of Series E Convertible Preferred Stock (the “Series E Stock”) for $31.84 per share, or an aggregate of $28.6 million (or 22,431,482 post-exchange shares of the Company’s Common Stock).

Issuance and Exchange of Common Stock Purchase Warrants (“Warrants”)

Pursuant to a May 31, 2007 loan agreement, Corindus, Inc. issued a ten-year Warrant to Narkis Gryp Ltd. to purchase 4,966 shares of Corindus Series A Preferred Stock with an exercise price of $19.12 per share. The shares under the Warrant are fully vested. Pursuant to the Exchange Ratio in the Acquisition Agreement, the Warrant was exchanged for a Company Warrant to purchase 124,160 shares of the Company’s Common Stock at an exercise price of $0.7648 per share.

Pursuant to the January 21, 2011 Series D Agreement, Corindus, Inc. issued a Warrant to Koninklijke Philips Electronics NV (“Philips Parent”) to purchase 189,112 shares of Corindus Series D Preferred Stock at an exercise price of $26.50 per share with an expiration date of October 11, 2017. The Warrant became exercisable upon the issuance of the Series E Preferred Stock on October 12, 2012. Pursuant to the Exchange Ratio in the Acquisition Agreement, the Warrant was exchanged for a Company Warrant to purchase 4,728,191 shares of the Company’s Common Stock at an exercise price of $1.06 per share.

Pursuant to a June 11, 2014 loan agreement, Corindus, Inc. issued a ten-year Warrant to Steward Capital Holdings for the purchase of 7,100 shares of Corindus Series E Preferred Stock at an exercise price of $35.21 per share. Pursuant to the Exchange Ratio in the Acquisition Agreement, the Warrant was exchanged for a Company Warrant for the purchase of 177,514 shares of the Company’s Common Stock at an exercise price of $1.4083 per share. In conjunction with the draw-down on December 31, 2014 of an additional $5 million promissory note under the loan agreement with Steward Capital Holdings, the Warrant issued to Steward Capital Holdings became exercisable for an additional 177,514 shares of the Company’s Common Stock at a purchase price of $1.4083 per share.

Securities Issued Pursuant to Acquisition

As previously mentioned herein, on August 12, 2014, pursuant to and in connection with the Closing of the Acquisition, we issued:

•	73,360,287 shares of our Common Stock to the former Corindus Shareholders;

•	Company Options for the purchase of an aggregate of 9,035,016 underlying shares of our Common Stock; and

•	Company Warrants for the purchase of an aggregate of 5,029,865 underlying shares of our Common Stock.

The 73,360,287 shares issued to the former Corindus Shareholders were issued with a restrictive legend that the shares had not been registered under the Securities Act of 1933.

Securities Issued Pursuant to Equity Infusion

On August 12, 2014, we sold one million shares of our Common Stock to a Private Investor pursuant to a Stock Purchase Agreement for $2.00 per share, or an aggregate of $2,000,000. We also granted the Private Investor registration rights on the shares.

Securities Issued Pursuant to Private Placement

On September 16, 2014, we sold an aggregate of 10,666,570 shares of our Common Stock (the “Shares”) at $2.50 per share, for an aggregate purchase price of $26,666,425.

Exemptions from Registration

In connection with above-mentioned sales of unregistered securities for cash purchased by individuals and entities, each investor represented that they were accredited investors (as defined by Rule 501 of Regulation D under the Securities Act of 1933) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be either registered under the Securities Act or in reliance upon an available exemption from registration. No general solicitation was undertaken by the Company in connection with the offer or sale of these securities. All of the individuals and entities listed above that purchased the unregistered securities for cash were all known to the Company and its management through pre-existing business relationships, as long standing business associates and friends. All purchasers were provided access to all material information that they requested and all information necessary to verify such information, and were afforded access to management of the Company in connection with their purchases. All certificates or agreements representing such securities were issued with restrictive legends that prohibited further transfer of the securities or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition. In connection with the above-mentioned issuances of unregistered securities for cash, the Company made such issuances in reliance upon Rule 506 of Regulation D under the Securities Act.

The issuance of the Company Common Stock, Company options and Company warrants in conjunction with the Acquisition was exempt from registration under Section 4(2) of the Securities Act as not involving any public offering.

None of the stock options or warrants, nor the underlying shares of Common Stock issuable upon exercise, have been registered under the Securities Act; and all documents have been issued with a restrictive legend prohibiting further transfer of the shares without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

The issuance of the shares of Common Stock in conjunction with a private placement in September 2014, was exempt from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Rule 506 of Regulation D promulgated thereunder. The Shares were issued directly by the Company and did not involve a public offering or general solicitation. The Investors in the private placement were “Accredited Investors” as that term is defined in Rule 501 of Regulation D and acquired the Shares for investment only and not with a present view toward, or for resale in connection with, the public sale or distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exh.No.	Date	Document

2.1	August 5, 2014	Securities Exchange and Acquisition Agreement between Your Internet Defender Inc., and Corindus, Inc.(3)

3.1	May 4, 2011	Articles of Incorporation(1)

3.2	June 3, 2011	Certificate of Correction to Articles of Incorporation(1)

3.3	August 12, 2014	Certificate of Amendment and Restatement of Articles of Incorporation(3)

3.4	n/a	Bylaws(1)

3.5	n/a	First Amendment to Bylaws(6)

5.1	December 8, 2014	Opinion of Emmel & Klegerman, PC(7)

10.01	September 3, 2008	Employment Agreement between Corindus, Inc. and David M. Handler(4)

10.02	January 21, 2011	Indemnification Agreement between Corindus and Gerard Winkels(4)

10.03	October 24, 2012	Lease Agreement(4)

10.04	June 11, 2014	Loan and Security Agreement with Steward Capital Holdings (7) †

10.05	June 11, 2014	Warrant to Steward Capital Holdings(4)

10.06	June 11, 2014	Intellectual Property Loan Agreement with Steward Capital Holdings (7) †

10.07	June 30, 2014	Resignation of Lisa Grossman(2)

10.08	June 30, 2014	Resignation of Gabriel Solomon(2)

10.09	June 30, 2014	Loan Agreement between the Company and Lisa Grossman(2)

10.10	June 30, 2014	Promissory Note for $248,831.59 issued to Lisa Grossman(2)

10.11	July 2, 2014	Debt Settlement Agreement between the Company and Yitz Grossman(2)

10.12	August 5, 2014	Form of Employee Stock Option for 2006 Option Holders(3)

10.13	August 5, 2014	Form of Director Stock Option for 2006 Option Holders(3)

10.14	August 5, 2014	Form of Employee Stock Option for 2008 Option Holders(3)

10.15	August 5, 2014	Form of Officer Stock Option for 2008 Option Holders(3)

10.16	August 5, 2014	Form of Director Stock Option for 2008 Option Holders(3)

10.17	August 5, 2014	Form of Lock-up Agreement(3)

10.18	August 5, 2014	Form of Stock Purchase Agreement for Equity Infusion(3)

10.19	August 5, 2014	Form of Private Investor Registration Rights Agreement for Equity Infusion(3)

10.20	August 5, 2014	Demand Registration Rights Agreement(3)

10.21	August 12, 2014	2014 Stock Award Plan(3)

10.22	August 12, 2014	Interest Transfer Agreement(4)

10.23	August 12, 2014	Replacement Warrant to Steward Capital Holdings(4)

10.24	August 12, 2014	Replacement Warrant to Narkis Gryp Ltd. (4)

10.25	August 12, 2014	Replacement Warrant to Koninklijke Philips Electronics, N.V. (4)

10.26	August 12, 2014	Spin-Out Agreement (with Lisa Grossman) (4)

10.27	August 12, 2014	Repurchase Agreement(4)

10.28	September 12, 2014	Securities Purchase Agreement, form of(5)

10.29	September 15, 2014	Amendment to Securities Purchase Agreement, form of(5)

10.30	December 23, 2010	Distributor Agreement with Philips Medical Systems Nederland BV(7)†

10.31	November 18, 2014	Purchase Order with Philips Medical Systems Nederland BV(7)†

21.00	October 21, 2014	Subsidiaries of the Registrant(7)

23.1	December 8, 2014	Consent of Emmel & Klegerman PC (contained in Exhibit 5.1)(7)

23.2	April 7, 2015	Consent of Ernst & Young LLP*

101.INS	n/a	XBRL Instance Document(7)

101.SCH	n/a	XBRL Taxonomy Extension Schema Document(7)

101.CAL	n/a	XBRL Taxonomy Extension Calculation Linkbase Document(7)

101.DEF	n/a	XBRL Taxonomy Extension Definition Linkbase Document(7)

101.LAB	n/a	XBRL Taxonomy Extension Label Linkbase Document(7)

101.PRE	n/a	XBRL Taxonomy Extension Presentation Linkbase Document(7)

*	Filed herewith.
(1)	Incorporated by reference to the corresponding exhibit filed with our Registration Statement on Form S-1 on August 31, 2011.
(2)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on July 7, 2014.
(3)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on August 6, 2014.
(4)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on August 15, 2014.
(5)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on September 16, 2014.
(6)	Incorporated by reference to the corresponding exhibit filed with our Current Report on Form 8-K on November 14, 2014.
(7)	Previously filed.
†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. Omitted material has been separately filed with the Securities and Exchange Commission.

(b)	Financial Statement Schedules

The registrant has not provided any financial statement schedules because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the city of Boston, the Commonwealth of Massachusetts, on April 7, 2015.

CORINDUS VASCULAR ROBOTICS, INC.

By:	/s/ David M. Handler
David M. Handler Chief Executive Officer